EXHIBIT 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
(214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES
SENIOR MANAGEMENT AND BOARD CHANGES

DALLAS, TEXAS, March 4, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that Stephen F. Smith has decided to retire from EXCO on June 1, 2013 and has further decided not to stand for re-election to EXCO’s Board of Directors at the 2013 annual meeting of shareholders. Mr. Smith will serve as a full-time EXCO employee until June 1, 2013 to assist with certain transition matters. Mr. Smith retired from his duties as EXCO’s President effective February 28, 2013 and will retire from his duties as EXCO’s Chief Financial Officer effective April 1, 2013. Following his retirement, Mr. Smith will continue to serve as a consultant to EXCO until June 1, 2016 and will remain on the Board of Directors of the recently announced partnership with Harbinger Group Inc.

Effective February 28, 2013, Harold L. Hickey, EXCO’s Vice President and Chief Operating Officer, has been appointed to replace Mr. Smith as EXCO’s President and will remain EXCO’s Chief Operating Officer. Mr. Hickey has served in various senior management roles at EXCO since he joined the company in 2001. Mr. Hickey’s transition to the role of President is a product of the thorough and deliberative management succession planning process undertaken over the last several years by EXCO’s Board of Directors.

Effective April 1, 2013, Mark Mulhern, EXCO’s former Chairman of the Audit Committee, has been appointed to replace Mr. Smith as EXCO’s Chief Financial Officer. Mr. Mulhern previously served as Chief Financial Officer and Senior Vice President of Progress Energy, Inc. and managed its financial services group until July 2012.

Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, commented, “Steve Smith is an accomplished businessman and a long-time friend. During his time at EXCO, Steve led by example, instilling an unmatched work ethic across the organization. While Steve is stepping down from EXCO’s board of directors and as an officer, we are fortunate that he will remain actively involved with future business matters, particularly with respect to growing and managing our conventional oil and natural gas partnership.

“We are excited that Hal Hickey is taking on a new role as President of EXCO. Hal’s leadership history, organizational knowledge and operational expertise make him a natural fit as EXCO’s new President.

“We are also excited to have Mark Mulhern join the senior management team. Mark’s extensive financial and executive leadership experience will provide widespread benefits to EXCO, particularly considering our renewed focus on acquisitions of producing oil and natural gas properties and our emphasis on cost controls throughout our organization.”

EXCO Resources, Inc. is an oil and natural gas acquisition, exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Harold L. Hickey, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.